UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 17, 2007

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On May 17, 2007, a subsidiary of Pennsylvania Real Estate Investment Trust (the “Company”) entered into a $150.0 million mortgage loan with Wells Fargo Bank, N.A. The loan is secured by the Mall at Prince Georges in Hyattsville, Maryland and bears interest at a rate of 5.513% per annum. The loan has a 10 year term, maturing on June 1, 2017, and requires repayment of interest only until the maturity date. The Company used the proceeds of this mortgage loan to repay a portion of the outstanding balance under its credit facility and for general corporate purposes. After this repayment, there was a total of $19.0 million outstanding under the Company’s credit facility.

The borrower may not prepay the loan except during the last three months of the term. The loan may be defeased two years after the lender securitizes the loan or three years after the loan closing, whichever is earlier. After that date, the borrower may prepay the loan and obtain a release of the mortgage by providing the lender with specified defeasance collateral, consisting of U.S. Treasury or agency obligations, and subject to satisfying customary conditions. The loan contains various customary events of default, including, among others, nonpayment of principal, interest, fees or other amounts; inaccuracy of representations; and violation of covenants. If an event of default occurs under the loan, then, subject to the borrower’s customary cure rights, the lender may declare the entire outstanding balance of the loan, including all accrued and unpaid interest, any prepayment premium and late charges and other amounts, to be immediately due and payable. Upon the occurrence of certain bankruptcy events with respect to the borrower, the entire outstanding balance of the loan automatically becomes immediately due and payable.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1 Promissory Note, dated May 17, 2007, in the principal amount of $150.0 million, issued by PR Hyattsville LLC in favor of Wells Fargo Bank, N.A.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date:	May 21, 2007	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

EXHIBIT INDEX

10.1 Promissory Note, dated May 17, 2007, in the principal amount of $150.0 million, issued by PR Hyattsville LLC in favor of Wells Fargo Bank, N.A.